Exhibit 99.1

Contacts:
Don Klink	Scott Brittain
Chief Financial Officer	Corporate Communications, Inc.
Addus HomeCare Corporation	(615) 324-7308
(630) 296-3400	scott.brittain@cci-ir.com
investorrelations@addus.com

ADDUS HOMECARE ANNOUNCES SECOND QUARTER 2015 RESULTS

• Net service revenues increase 11.5% year over year to $85.8 million

• Adjusted diluted EPS grows 15.4% year over year to $0.30; Diluted EPS grows 16.0% to $0.29

• Adjusted EBITDA increases 16.1% year over year to $6.9 million

Downers Grove, Illinois (August 3, 2015) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of home and community-based services that are primarily personal in nature, provided in the home and focused on the dual eligible population, today announced its financial results for the second quarter and six months ended June 30, 2015.

For the second quarter, net service revenues increased 11.5% to $85.8 million from $77.0 million for the second quarter of 2014. Net income was $3.3 million, or $0.29 per diluted share, for the second quarter of 2015 compared with $2.7 million, or $0.25 per diluted share, for same quarter last year. Adjusted earnings per diluted share increased 15.4% to $0.30 for the second quarter of 2015 from $0.26 for the second quarter of 2014. Adjusted EBITDA increased 16.1% to $6.9 million for the second quarter of 2015 from $5.9 million for the second quarter of 2014. (See page 7 for a reconciliation of all non-GAAP and GAAP financial measures.)

For the first six months of 2015, net service revenues rose 12.8% to $167.7 million from $148.6 million for the first six months of 2014. Net income increased to $5.4 million, or $0.48 per diluted share, for the first half of 2015 from $5.1 million, or $0.46 per diluted share, for the comparable period in 2014. Adjusted earnings per diluted share increased 8.2% to $0.53 for the first half of 2015 from $0.49 for the first half of 2014. Adjusted EBITDA increased 18.4% to $12.3 million for the first six months of 2015 from $10.4 million for the first six months of 2014.

“Our team produced another good quarter of quality care, growth and financial performance,” commented Mark Heaney, President and Chief Executive Officer of Addus HomeCare. “We generated 11.5% growth in revenues and expanded margins despite the still slower than normal - but improved - pace of referrals in Illinois related to the state’s ongoing transition to managed care. Our sequential-quarter same-store census for Illinois increased 1.6% for the second quarter compared to a 0.2% sequential-quarter decline in the first quarter. We expect referrals in Illinois, and other states transitioning care to MCOs, to continue to be uneven, but we remain confident the overall transition of care to MCOs by the states represents a substantial long-term growth opportunity for Addus.

“We experienced higher costs during the second quarter related to the ongoing installation of our new human resources and payroll information system. These costs were primarily related to expanding the functionality of the system and increased training. The additional costs in the quarter totaled $0.02 per diluted share.”

The Company’s revenue growth for the second quarter reflected 8.8% growth in average billable census compared to the second quarter of 2014. Average billable hours per census per month increased 1.6% to 50.3 for the latest quarter, while revenues per billable hour increased 0.9% to $17.12. Gross margin

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ADUS Reports Second Quarter 2015 Results

August 3, 2015

increased to 27.6% for the latest quarter from 26.7% for the second quarter last year, primarily due to the margin profiles of our acquisitions. Adjusted EBITDA margin was 8.0% for the second quarter of 2015 compared with 7.7% for the same quarter in 2014.

Addus had $42.0 million in cash at the end of the second quarter of 2015, no bank debt and $40 million of availability under its revolving credit facility. Net cash provided by operating activities was $35.9 million for the second quarter of 2015 compared with $12.3 million for the second quarter last year.

Heaney concluded, “For the second half of 2015, we are focused on driving organic growth, improving the performance of our acquired businesses and cost management. We have exited certain underperforming locations that we expect will reduce second-half revenue by approximately $4.5 to $5.5 million, while having a positive EPS impact. We also continue to evaluate additional accretive acquisitions and work toward the closing of our previously announced definitive agreement to acquire South Shore Home Health Services, Inc., a New York state-licensed home care services agency with 2014 revenues of approximately $47 million.

“We believe Addus is the personal care company best positioned to partner with MCOs, due to our consistently good care, our continuing investment in technology, our scale and broad geographic footprint, and our acquisition strategy focused on states transitioning, or likely to transition, care to MCOs in the nearer term. The demographics of our industry, combined with the opportunity for improved health outcomes and value-based reimbursement are compelling for Addus. We believe that, combined, they expand our potential for long-term growth and increased stockholder value.”

Non-GAAP Financial Measures

The information provided in this release includes adjusted diluted earnings per share from continuing operations and adjusted EBITDA, which are non-GAAP financial measures. The Company defines adjusted diluted earnings per share as diluted earnings per share, adjusted for M&A expenses, incremental SOX 404 compliance expense and tax benefit from worker opportunity tax credits. The Company defines adjusted EBITDA as earnings before interest expense, taxes, depreciation, amortization, M&A expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of adjusted diluted earnings per share to diluted earnings per share and a reconciliation of adjusted EBITDA to net income, in each case, the most directly comparable GAAP measure. Management believes that adjusted diluted earnings per share and adjusted EBITDA are useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will host a conference call on Tuesday, August 4, 2015, beginning at 9:00 a.m. Eastern time. The toll-free dial-in number is (877) 930-8289 (international dial-in number is (253) 336-8714), pass code 61717163. A telephonic replay of the conference call will be available through midnight on August 18, 2015, by dialing (855) 859-2056 (international dial-in number is (404) 537-3406) and entering pass code 61717163.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

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ADUS Reports Second Quarter 2015 Results

August 3, 2015

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the consummation of acquisitions, anticipated transition to managed care providers, expected benefits and costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

About Addus

Addus is a comprehensive provider of home and community-based services that are primarily provided in the home and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. For more information, please visit www.addus.com.

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ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Income Statement Information:
Net service revenues	$85,809	$76,965	$167,724	$148,648
Cost of service revenues	62,127	56,385	122,116	109,400

Gross profit	23,682	20,580	45,608	39,248
	27.6%	26.7%	27.2%	26.4%
General and administrative expenses	17,423	15,399	34,576	29,802
Depreciation and amortization	1,161	1,083	2,307	1,578

Total operating expenses	18,584	16,482	36,883	31,380

Operating income	5,098	4,098	8,725	7,868

Total interest expense, net	169	151	342	305

Income before taxes	4,929	3,947	8,383	7,563
Income tax expense	1,676	1,218	2,968	2,480

Net income	$3,253	$2,729	$5,415	$5,083

Net income per share:
Basic	$0.30	$0.25	$0.49	$0.47

Diluted	$0.29	$0.25	$0.48	$0.46

Weighted average number of common shares outstanding:
Basic	10,989	10,903	10,970	10,878

Diluted	11,212	11,138	11,188	11,121

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Cash Flow Information:
Net cash provided by operating activities	$35,948	$12,333	$35,044	$15,003
Net cash (used in) investing activities	(554)	(9,757)	(5,535)	(11,241)
Net cash (used in) provided by financing activities	(766)	—	(848)	214

Net change in cash	34,628	2,576	28,661	3,976
Cash at the beginning of the period	7,396	16,965	13,363	15,565

Cash at the end of the period	$42,024	$19,541	$42,024	$19,541

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,
	2015	2014
Assets

Current assets
Cash	$42,024	$19,541
Accounts receivable, net	47,063	48,725
Prepaid expenses and other current assets	4,249	4,555
Deferred tax assets	8,508	8,326

Total current assets	101,844	81,147

Property and equipment, net	8,062	6,958

Other assets
Goodwill	66,002	64,324
Intangible assets, net	10,946	11,753
Investment in joint venture	900	900
Other assets	261	53

Total other assets	78,109	77,030

Total assets	$188,015	$165,135

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,507	$4,769
Accrued expenses	39,586	37,438
Current portion of capital lease obligations	1,091	—
Current portion of contingent earn-out obligation	920	—
Deferred revenue	—	3

Total current liabilities	45,104	42,210

Contingent earn-out obligation, less current portion	200	—
Capital lease obligations, less current portion	2,440	—
Deferred tax liability	5,845	3,441

Total stockholders’ equity	134,426	119,484

Total liabilities and stockholders’ equity	$188,015	$165,135

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
General:

Adjusted EBITDA (in thousands) (1)	$6,883	$5,927	$12,283	$10,378
States served at period end	—	—	21	22
Locations at period end	—	—	127	133
Employees at period end	—	—	19,067	17,754

Home & Community

Average billable census - same store	32,487	28,453	32,217	28,163
Average billable census - acquisitions	728	2,070	791	1,847
Average billable census total	33,215	30,523	33,008	30,010
Billable hours (in thousands)	5,011	4,536	9,766	8,773
Average billable hours per census per month	50.3	49.5	49.3	48.7
Billable hours per business day	78,302	72,006	76,896	69,076
Revenues per billable hour	$17.12	$16.97	$17.17	$16.94

Percentage of Revenues by Payor:

State, local and other governmental programs	77.7%	89.4%	77.7%	90.1%
Managed Care	18.1	6.2	18.1	5.3
Private duty	3.2	1.1	3.2	1.2
Commercial	1.0%	3.3%	1.0%	3.4%

(1)	We define Adjusted EBITDA as earnings before interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Adjusted EBITDA (1) (Unaudited)	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$3,253	$2,729	$5,415	$5,083

Interest expense, net	169	151	341	305
Income tax expense	1,676	1,218	2,969	2,480
Depreciation and amortization	1,161	1,083	2,307	1,578
M&A expenses	209	536	501	601
Stock-based compensation expense	415	210	750	331

Adjusted EBITDA	$6,883	$5,927	$12,283	$10,378

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share: (2)

Diluted earnings per share	$0.29	$0.25	$0.48	$0.46
Acquisition-related transaction expense per share	0.01	0.03	0.03	0.03
Worker Opportunity Tax Credits per share	—	(0.02)	—	—
Incremental Sarbanes-Oxley Section 404 compliance expense per share	—	—	0.02	—

Adjusted diluted earnings per share	$0.30	$0.26	$0.53	$0.49

(1)	We define Adjusted EBITDA as earnings before interest expense, taxes, depreciation, amortization, M&A expenses and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	We define Adjusted diluted earnings per share as earnings per share, adjusted for M&A expenses, tax benefit from worker opportunity tax credits and incremental costs for Sarbanes-Oxley Section 404 compliance. Adjusted diluted earnings per share is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.